                                  EXHIBIT 11.2

                     LOMAK PETROLEUM, INC. AND SUBSIDIARIES

                       Computation of Earnings Per Common
                          and Common Equivalent Shares
                      (In thousands, except per share data)

                                                       Six Months Ended June 30,
                                                       -------------------------
                                                           1996        1997
                                                       ----------     ----------
Average shares outstanding                                 13,940      18,640

Net effect of conversion of warrants and stock options        383         687
                                                         --------    --------

Total primary and fully diluted shares                     14,323      19,327
                                                         ========    ========


Net income                                               $  5,384    $  8,932

Less preferred stock dividends                             (1,287)     (1,167)
                                                         --------    --------
Net income applicable to common shares                   $  4,097    $  7,765
                                                         ========    ========
Earnings per common share                                $    .29    $    .40
                                                         ========    ========




                                       22